EXHIBIT 99.01

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

(a wholly-owned subsidiary of Ambac Financial Group, Inc.)

Consolidated Financial Statements

December 31, 2003 and 2002

Independent Auditors’ Report

The Board of Directors

Ambac Assurance Corporation:

We have audited the accompanying consolidated balance sheets of Ambac Assurance Corporation and subsidiaries (a wholly owned subsidiary of Ambac Financial Group, Inc.) as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholder’s equity and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of Ambac Assurance Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ambac Assurance Corporation and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, in 2003 Ambac Assurance Corporation changed its methods of accounting for variable interest entities and stock-based compensation.

/s/ KPMG LLP

KPMG LLP

New York, New York

February 27, 2004

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2003 and 2002

(Dollars in Thousands Except Share Data)

	2003	2002
ASSETS
Investments:
Fixed income securities, at fair value (amortized cost of $7,008,810 in 2003 and $5,865,467 in 2002)	$7,378,291	$6,223,062
Short-term investments, at cost (approximates fair value)	213,716	287,315
Other, (cost of $3,508 in 2003 and $2,415 in 2002)	3,311	1,394

Total investments	7,595,318	6,511,771
Cash	18,260	15,876
Securities purchased under agreements to resell	138,795	57,753
Receivable for securities sold	81	230
Investment income due and accrued	98,589	80,825
Reinsurance recoverable on paid and unpaid losses	3,030	4,842
Prepaid reinsurance	325,461	296,126
Deferred acquisition costs	175,296	174,055
Derivative product assets	1,146,408	1,010,081
FIN 46 variable interest entities	189,482	—
Other assets	42,516	43,821

Total assets	$9,733,236	$8,195,380

LIABILITIES AND STOCKHOLDER’S EQUITY
Liabilities:
Unearned premiums	$2,553,214	$2,137,460
Losses and loss expense reserve	189,414	172,137
Ceded reinsurance balances payable	15,383	16,930
Obligations under payment agreements	249,810	250,534
Deferred income taxes	232,790	232,269
Current income taxes	38,972	41,375
Notes payable to affiliate	84,280	111,350
Payable for securities purchased	2,830	70,761
Derivative product liabilities	1,088,126	953,772
FIN 46 variable interest entities	189,482	—
Other liabilities	189,750	126,729

Total liabilities	4,834,051	4,113,317

Stockholder’s equity:
Preferred stock, par value $1,000 per share; authorized shares — 285,000; issued and outstanding shares — none	—	—
Common stock, par value $2.50 per share; authorized shares — 40,000,000; issued and outstanding shares — 32,800,000 at December 31, 2003 and December 31, 2002	82,000	82,000
Additional paid-in capital	1,144,096	920,146
Accumulated other comprehensive income	243,053	231,436
Retained earnings	3,430,036	2,848,481

Total stockholder’s equity	4,899,185	4,082,063

Total liabilities and stockholder’s equity	$9,733,236	$8,195,380

See accompanying Notes to Consolidated Financial Statements.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(Dollars in Thousands)

	Years Ended December 31,
	2003	2002	2001
Revenues:
Financial Guarantee:
Gross premiums written	$1,149,172	$908,890	$687,457
Ceded premiums written	(138,146)	(113,542)	(95,534)

Net premiums written	$1,011,026	$795,348	$591,923

Net premiums earned	$626,673	$477,592	$383,042
Other credit enhancement fees	46,933	28,775	21,661

Net premiums earned and other credit enhancement fees	673,606	506,367	404,703
Net investment income	321,089	297,266	267,618
Net realized investment gains	40,190	40,918	2,124
Net mark-to-market gains (losses) on credit derivative contracts	23	(27,877)	(3,588)
Other income	4,927	4,996	4,655
Financial Services:
Interest from payment agreements	12,061	—	—
Other revenue	20,799	18,502	22,421

Total revenues	1,072,695	840,172	697,933

Expenses:
Financial Guarantee:
Losses and loss expenses	53,400	26,700	20,000
Underwriting and operating expenses	92,603	76,804	69,748
Interest expense	386	2,035	4,676
Financial Services:
Interest from payment agreements	3,503	—	—
Other expenses	6,706	5,256	4,104

Total expenses	156,598	110,795	98,528

Income before income taxes	916,097	729,377	599,405

Income tax expense:
Current taxes	249,359	184,010	146,796
Deferred taxes	(4,417)	4,959	656

Total income taxes	244,942	188,969	147,452

Net income	$671,155	$540,408	$451,953

See accompanying Notes to Consolidated Financial Statements.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Equity

(Dollars In Thousands)

	Years Ended December 31,
	2003		2002		2001
Retained Earnings:
Balance at January 1	$2,848,481		$2,386,073		$2,002,120
Net income	671,155	$671,155	540,408	$540,408	451,953	$451,953

Dividends declared – common stock	(89,600)		(78,000)		(68,000)

Balance at December 31	$3,430,036		$2,848,481		$2,386,073

Accumulated Other Comprehensive Income (Loss):
Balance at January 1	$231,436		$80,556		$81,616
Unrealized gains (losses) on securities, $12,710, $229,078, and $(787), pre-tax, in 2003, 2002 and 2001, respectively) (1)		8,268		148,901		(511)
Loss on derivative hedges		—		(200)		—
Foreign currency gain (loss)		3,349		2,179		(549)

Other comprehensive income (loss)	11,617	11,617	150,880	150,880	(1,060)	(1,060)

Total comprehensive income		$682,772		$691,288		$450,893

Balance at December 31	$243,053		$231,436		$80,556

Common Stock:
Balance at January 1 and December 31	$82,000		$82,000		$82,000

Additional Paid-in Capital:
Balance at January 1	$920,146		$928,094		$760,006
Capital contribution	210,384		—		176,193
Capital issuance costs	(4,671)		(8,453)		(8,468)
Employee benefit plans	18,237		505		363

Balance at December 31	$1,144,096		$920,146		$928,094

Total Stockholder’s Equity at December 31	$4,899,185		$4,082,063		$3,476,723

(1)	Disclosure of reclassification amount:

	2003	2002	2001
Unrealized holding gains arising during period	$34,102	$174,295	$2,924
Less: reclassification adjustment for net gains included in net income	25,834	25,394	3,435

Net unrealized gains (losses) on securities	$8,268	$148,901	$(511)

See accompanying Notes to Consolidated Financial Statements.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollars in Thousands)

	Years Ended December 31,
	2003	2002	2001
Cash flows from operating activities:
Net income	$671,155	$540,408	$451,953
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,765	2,881	2,881
Amortization of bond premium and discount	3,215	(4,685)	(7,615)
Current income taxes	(2,403)	(84,664)	94,731
Deferred income taxes	(3,933)	4,557	1,079
Deferred acquisition costs	(1,241)	(10,578)	(10,053)
Unearned premiums, net	386,419	318,905	208,783
Losses and loss expenses	19,089	17,202	18,739
Ceded reinsurance balances payable	(1,547)	6,784	(746)
Net realized investment gains	(40,190)	(40,918)	(2,124)
Net mark-to-market losses on credit derivative contracts	(1,245)	27,877	3,588
Other, net	20,125	(4,228)	(10,868)

Net cash provided by operating activities	1,052,209	773,541	750,348

Cash flows from investing activities:
Proceeds from sales of bonds	1,135,858	1,228,101	505,688
Proceeds from matured bonds	684,546	316,822	239,669
Purchases of bonds	(2,882,213)	(2,363,358)	(1,523,590)
Change in short-term investments	73,599	(101,372)	32,562
Securities purchased under agreements to resell	(81,042)	(6,003)	25,016
Other, net	(8,760)	(25,715)	(6,645)

Net cash used in investing activities	(1,078,012)	(951,525)	(727,300)

Cash flows from financing activities:
Dividends paid	(89,600)	(78,000)	(68,000)
Capital contributions	103,224	—	—
Capital issuance costs	(4,671)	(8,452)	(8,468)
Payment agreements	(724)	250,534	—
Net cash collateral received	47,028	—	—
Long-term financing from affiliates	(47,100)	(3,900)	63,500
Short-term financing from affiliates	20,030	—	—

Net cash provided by (used in) financing activities	28,187	160,182	(12,968)

Net cash flow	2,384	(17,802)	10,080
Cash at January 1	15,876	33,678	23,598

Cash at December 31	$18,260	$15,876	$33,678

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	$199,648	$206,833	$51,289
Interest expense on affiliate financings	$386	$1,139	$229
Interest expense on payment agreements	$2,778	$—	$—

Supplemental disclosure of non-cash financing activities:

Ambac Assurance received capital contributions from its parent company in December 2003 and November 2001 in the form of fixed income securities amounting to $107,160 and $176,193 respectively.

See accompanying Notes to Consolidated Financial Statements.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

1	BACKGROUND

Ambac Assurance Corporation is a leading provider of financial guarantees to clients in both the public and private sectors around the world. Ambac Assurance provides financial guarantees on public finance and structured finance obligations. Ambac Assurance has earned triple-A ratings, the highest ratings available from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, Fitch, Inc., and Rating and Investment Information, Inc. Insurance policies insured by Ambac Assurance guarantee payment when due of the principal of and interest on the obligation guaranteed. Ambac Assurance is a wholly owned subsidiary of Ambac Financial Group, Inc. (“Ambac Financial Group”), a holding company whose subsidiaries provide financial guarantees and financial services to clients in both the public and private sectors around the world.

2	SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements of Ambac Assurance and subsidiaries have been prepared on the basis of accounting principles generally accepted in the United States of America (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant accounting policies of Ambac Assurance are as described below:

CONSOLIDATION:

The accompanying consolidated financial statements include the accounts of Ambac Assurance and its subsidiaries and one variable interest entity (“VIEs”). All significant intercompany balances have been eliminated.

INVESTMENTS:

Ambac Assurance’s investment portfolio is accounted for on a trade-date basis and consists primarily of investments in fixed income securities that are considered available-for-sale and are carried at fair value. Fair value is based primarily on quotes obtained from independent market sources. When quotes are not available, valuation models are used to estimate fair value. These models include estimates, made by management, which utilize current market information. The valuation results from these models could differ materially from amounts that would actually be realized in the market. Short-term investments are carried at cost, which approximates fair value. Unrealized gains and losses, net of deferred income taxes, are included as a component of “Accumulated Other Comprehensive Income” in stockholder’s equity and are computed using amortized cost as the basis. If management believes that an unrealized loss is “other than temporary”, the carrying value of the investment is reduced and a realized investment loss is recorded in the Consolidated Statement of Operations. For purposes of computing amortized cost, premiums and discounts are accounted for using the interest method. For bonds purchased at a price below par value, discounts are accreted over the remaining term of the securities. For bonds purchased at a price above par value which have call features, premiums are amortized to the most likely call dates as determined by management. For premium bonds that do not have call features, such premiums are amortized over the remaining terms of the securities. Premiums and discounts on mortgage-backed and asset-backed securities

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

are adjusted for the effects of actual and anticipated prepayments. Realized gains and losses on the sale of investments are determined on the basis of specific identification.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL:

Securities purchased under agreements to resell are collateralized investment transactions, and are recorded at their contracted resale amounts, plus accrued interest. Ambac Assurance takes possession of the collateral underlying those agreements and monitors its market value on a daily basis and, when necessary, requires prompt transfer of additional collateral to reflect current market value. At December 31, 2003 and 2002, collateral underlying securities purchased under agreements to resell had an average credit rating of triple-A and a weighted average maturity of less than 90 days.

DEFERRED ACQUISITION COSTS:

Certain financial guarantee costs incurred, primarily related to the production of business, have been deferred. These costs include direct and indirect expenses related to underwriting, marketing and policy issuance, rating agency fees and premium taxes, net of reinsurance ceding commissions. The deferred acquisition costs are being amortized over the periods in which the related premiums are earned, and such amortization amounted to $38,529, $32,336 and $28,203 for 2003, 2002 and 2001, respectively. Deferred acquisition costs, net of such amortization, amounted to $1,241, $10,578 and $10,053 for 2003, 2002 and 2001, respectively.

LOSSES AND LOSS EXPENSE RESERVE:

The reserve for losses and loss expenses consists of the active credit reserve and case basis credit loss and loss expense reserves. The active credit reserve is established based upon probable debt service defaults from incurred losses, as a result of credit deterioration. Reserve amounts are reasonably estimated based on management’s review of each credit. When defaults occur, case basis credit loss reserves are established in an amount that is sufficient to cover the present value of the anticipated defaulted debt service payments over the expected period of default and estimated expenses associated with settling the claims, less estimated recoveries under salvage or subrogation rights. These reserves are discounted in accordance with discount rates prescribed or permitted by state regulatory authorities. During 2003, 2002 and 2001, paid losses were $45,621, $11,143, and $2,595, respectively. During 2003, 2002 and 2001, recoveries from reinsurers for paid losses were $4,041, $1,334 and $0, respectively. During 2003, 2002 and 2001, recoveries of losses were $7,522, $553 and $1,333, respectively.

Management believes that the reserves for losses and loss expenses are adequate to cover the ultimate net cost of claims, but the reserves are necessarily based on estimates and there can be no assurance that the ultimate liability will not exceed such estimates.

OBLIGATIONS UNDER PAYMENT AGREEMENTS:

Ambac Assurance has obligations under certain payment agreements that represent funds received from various investors and used by Ambac Assurance to purchase high credit quality fixed income municipal investment securities. Obligations under payment agreements are recorded as liabilities on the Consolidated Balance Sheets at the face value of the agreement. Interest expense is computed based upon daily outstanding settled liabilities balances, at rates and periods specified in the agreements. Net interest

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

income related to payment agreements is included as a component of Financial Services revenue. As of December 31, 2003 the interest rates on these obligations ranged from 0.68% to 1.42%. These payment agreements are directly secured by the related municipal investment securities. Under the terms of these payment agreements the investors have the contractual right to redeem their investment at any time, within five business days notice to Ambac Assurance.

NET PREMIUMS EARNED:

Up-front insurance premiums written are received for an entire bond issue. A bond issue may contain several maturities. The premium is allocated to each bond maturity proportionally, based on total principal amount guaranteed and is recognized on a straight-line basis over the term of each maturity. Installment insurance premiums written are recognized over each installment period. When an issue insured by Ambac Assurance has been refunded or called, the remaining unrecognized premium (net of refunding credits, if any) is recognized at that time.

FINANCIAL SERVICES REVENUE:

Ambac Assurance provides interest rate swaps principally to states, municipalities and municipal authorities in connection with their financings. Ambac Assurance also enters into total return swaps with various financial institutions. All interest rate swaps and total return swap revenues are accounted for as “Derivative Contracts Classified as Held for Trading Purposes,” which is discussed in the Derivative Contracts section below.

DEPRECIATION AND AMORTIZATION:

Depreciation of furniture and fixtures and electronic data processing equipment is provided over the estimated useful lives of the respective assets, ranging from three to five years, using the straight-line method. Amortization of leasehold improvements is charged over the lesser of the remaining term of the operating leases, or ten years, using the straight-line method.

POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS:

Ambac Financial Group’s various postretirement and postemployment benefits, including pension, and health and life benefits cover substantially all employees who meet certain age and service requirements. Ambac Assurance accounts for these benefits under the accrual method of accounting. Amounts related to the defined benefit pension plan and postretirement health benefits are charged based on actuarial determinations.

FOREIGN CURRENCY:

Financial statement accounts expressed in foreign currencies are translated into U.S. dollars in accordance with FAS Statement 52, “Foreign Currency Translation” (“SFAS 52”). Under SFAS 52, functional currency assets and liabilities are translated into U.S. dollars using exchange rates in effect at the balance sheet dates and the related translation adjustments are recorded as a component of “Accumulated Other Comprehensive Income”, net of any related taxes in Stockholder’s Equity. Functional currencies are generally the currencies of the local operating environment. Income statement accounts

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

expressed in functional currencies are translated using average exchange rates. Foreign currency transaction gains and losses arising primarily from short-term investment securities denominated in foreign currencies are reflected in net income. The Consolidated Statements of Operations include pre-tax gains (losses) from such foreign exchange items of $8,233, $1,402 and $(3,370) for 2003, 2002 and 2001, respectively.

INCOME TAXES:

Pursuant to a tax sharing agreement, Ambac Assurance is included in Ambac Financial Group, Inc.’s consolidated Federal income tax return. The tax sharing agreement provides for the determination of tax expense or benefit based on the contribution of Ambac Assurance to Ambac Financial Group’s consolidated Federal income tax liability, computed substantially as if Ambac Assurance filed a separate Federal income tax return. The tax liability due is settled quarterly, with a final settlement taking place after the filing of the consolidated Federal income tax return. Ambac Assurance files its own state income tax returns.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

STOCK COMPENSATION PLANS:

Ambac Financial Group sponsors the “1997 Equity Plan”, where awards are granted to eligible employees in the form of non-qualified stock options or other stock-based awards. Prior to 2003, Ambac Financial Group accounted for such awards under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees”. Effective January 1, 2003, Ambac Financial Group adopted the fair value recognition provisions of FAS Statement No. 123, “Accounting for Stock-Based Compensation”, prospectively to all employee awards granted after January 1, 2003. The impact of the adoption of the fair value method of accounting for stock-based compensation expense to Ambac Assurance was approximately $6,329 for the year ended December 31, 2003.

DERIVATIVE CONTRACTS:

In June 1998 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 133, “Accounting for Derivative Instruments and Certain Hedging Activities.” In June 2000 the FASB issued SFAS 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS 133.” SFAS 133 and SFAS 138 require all derivative instruments be recorded on the balance sheet at their respective fair values. SFAS 133 and SFAS 138 are effective for all fiscal quarters of all fiscal years beginning after June 30, 2000; Ambac Assurance adopted SFAS 133 and SFAS 138 on January 1, 2001. In accordance with the transition provisions of SFAS 133, Ambac Assurance determined that it did not have an effect on the consolidated financial statements.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

All derivative instruments are recognized in the Consolidated Balance Sheets as either assets or liabilities depending on the rights or obligations under the contracts. All derivative instruments are measured at estimated fair value. The fair values of derivative instruments are determined by broker quotes or valuation models when broker quotes are not available. Valuation models include estimates, made by management, which utilize current market information. The valuation results from these models could differ materially from amounts that would actually be realized in the market.

Ambac Assurance, through its affiliate Ambac Financial Services, is a provider of interest rate swaps to states, municipalities and their authorities, and other entities in connection with their financings. Ambac Assurance, through its subsidiary Ambac Capital Services, enters into total return swaps with professional counterparties. Total return swaps are only used for fixed income obligations, which meet Ambac Assurance’s credit underwriting criteria. Ambac Assurance, through its subsidiary Ambac Credit Products, enters into structured credit derivative transactions with various financial institutions. Ambac Financial Services’ interest rate swaps and futures contracts, Ambac Capital Services’ total return swaps and Ambac Credit Products’ structured credit derivatives are classified as held for trading purposes. These contracts are recorded on trade date at fair value. Changes in fair value are recorded as a component of Financial Services income for interest rate swaps, total return swaps and futures contracts in the accompanying Consolidated Statements of Operations. The fee component of structured credit derivatives is reflected in Other Credit Enhancement Fees in the accompanying Consolidated Statements of Operations. The mark-to-market gain or loss associated with credit spread changes on structured credit derivatives is reflected in Net mark-to-market gains (losses) on credit derivative contracts in the accompanying Consolidated Statements of Operations.

All derivative contracts are recorded on the Consolidated Balance Sheets on a gross basis; assets and liabilities are netted by customer only when a legal right of set-off exists. Gross asset and gross liability balances for all derivatives are recorded as Derivative Product Assets or Derivative Product Liabilities on the Consolidated Balance Sheets.

SPECIAL PURPOSE AND VARIABLE INTEREST ENTITIES:

In January 2003, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 46 “Consolidation of Variable Interest Entities” (“FIN 46”). In December 2003, the FASB released a revision of FIN 46 (“FIN 46-R”), which includes substantial changes from the original FIN 46. FIN 46-R provides accounting and disclosure rules for determining whether certain entities should be consolidated in Ambac Assurance’s consolidated financial statements. An entity is subject to FIN 46-R, and is called a Variable Interest Entity (VIE), if it has (i) equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support from other parties or (ii) equity investors that cannot make significant decisions about the entity’s operations or that do not absorb the expected losses or receive the expected returns of the entity. A VIE is consolidated by its primary beneficiary, which is the party that has a majority of the expected losses or a majority of the expected residual returns of the VIE or both. All other entities not considered VIEs are evaluated for consolidation under existing guidance.

VIEs are often created for a single specific purpose, for example, to facilitate asset securitization. The provisions of FIN 46 are to be applied immediately to VIEs created after January 31, 2003 and to VIEs in which Ambac Assurance obtains an interest after that date. For VIEs in which Ambac Assurance

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

holds a variable interest that it acquired before February 1, 2003, FIN 46 shall be applied on December 31, 2003. FIN 46 requires disclosures for entities that have either a primary or significant variable interest in a VIE. The Interpretation permits adoption of either the original or the revised version of FIN 46 until the first quarter of 2004, at which time FIN 46-R must be adopted. For 2003 year-end financial statements, Ambac Assurance adopted FIN 46-R.

Ambac Financial Group has involvement with special purpose entities, including VIEs in two ways. First, Ambac Assurance is a provider of financial guarantee insurance for various securitized asset-backed debt obligations, including mortgage backed security obligations, collateralized debt obligations (“CDO”) and other asset-backed securitization obligations. Second, Ambac Financial Group has sponsored two special purpose entities that issue medium-term notes (“MTNs”) to fund the purchase of certain financial assets. As discussed in detail below, these Ambac Financial Group sponsored special purpose entities are considered Qualifying Special Purpose Entities (“QSPEs”).

Financial Guarantees:

Ambac Assurance provides financial guarantee insurance to securitized asset-backed debt obligations of special purpose entities, including VIEs. Ambac Assurance’s primary variable interest exists through this financial guarantee insurance contract. The transaction structure provides certain financial protection to Ambac Assurance. This financial protection can take several forms, however, the most common are over-collateralization, first loss retention and excess spread. In the case of over-collateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by Ambac Assurance), the structure allows the transaction to experience defaults among the securitized assets before a default is experienced on the structured finance obligations that have been guaranteed by Ambac Assurance. In the case of first loss retention, the financial guarantee insurance policy only covers a senior layer of losses on debt issued by the VIE. The expected losses on the assets are either retained by the seller or sold off in the form of equity and mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to a VIE generate cash flow in the form of interest that is in excess of the interest payments on the related debt. All or a portion of this excess spread accumulates and is available to absorb losses in the transaction. Ambac Assurance requires these financial protections as a condition for issuing its financial guarantee insurance policy.

At December 31, 2003, Ambac Assurance is the primary beneficiary of one VIE with assets and liabilities of $189,482. Ambac Assurance consolidated this entity since the structural financial protections are outside the VIE. This VIE is a bankruptcy remote special purpose financing entity created to facilitate the sale of floating rate notes. This VIE was capitalized in 2002 through the issuance of $299,600 of floating rate notes, guaranteed by Ambac Assurance. The proceeds of the VIE note issuance were used to purchase senior mortgage-backed floating rate notes of a Korean mortgage-backed security Issuer. The creditors of this VIE do not have recourse to the general credit of any Ambac Financial Group entity beyond what is provided by the financial guarantee. Protections afforded Ambac Assurance in this transaction were in the form of a reserve fund and first loss protection through subordinated debt issued of approximately $40,000. Ambac Assurance will pay claims under its financial guarantee only in the event that defaults of the mortgage assets of the Korean issuer both reduce the reserve fund to zero and losses exceed the principal amount of the subordinated notes.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

The following table provides supplemental information about assets and liabilities associated with this entity under the balance sheet caption “FIN 46 variable interest entities”:

At December 31, 2003
Assets:
Cash	$90
Investment securities	189,151
Investment income due and accrued	241

Total	$189,482

Liabilities:
Floating Rate Notes	$189,151
Accrued Interest Payable	294
Other	37

Total	$189,482

Ambac Assurance does not consolidate other VIEs since we are not the primary beneficiary. It is possible in the future that Ambac Assurance will consolidate other entities for which it will issue a financial guarantee insurance policy. If Ambac Assurance issues a financial guarantee insurance policy for the obligations of a VIE and does not receive structural financial protection adequate to absorb the majority of expected loss, Ambac Assurance may be required to consolidate the related VIE in accordance with FIN 46-R. Ambac Assurance underwrites its insurance to a remote loss standard and normally demands structural financial protection that absorbs the majority of expected loss in a transaction. However, management is committed to take actions to reduce economic loss regardless of any requirement to consolidate. Consolidation is an important accounting concept, however, it does not change the economic risk profile of the insurance exposure.

Qualified Special Purpose Entities:

Ambac Financial Group has transferred financial assets to two special purpose entities. The business purpose of these entities is to provide certain financial guarantee clients with funding for their debt obligations. These entities meet the characteristics of Qualifying Special Purpose Entities (“QSPEs”) in accordance with Statement of Financial Accounting Standards 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS 140”). QSPEs are not subject to the requirements of FIN 46-R and accordingly are not consolidated in either Ambac Financial Group’s or Ambac Assurance’s financial statements. However, see the discussion below on the Exposure Draft issued by the FASB that could change the accounting rules for QSPEs in the future. The QSPEs are legal entities that are demonstrably distinct from Ambac Financial Group. Ambac Financial Group, its affiliates or its agents cannot unilaterally dissolve the QSPEs. The QSPEs permitted activities are limited to those outlined below.

As of December 31, 2003, there have been 13 individual transactions processed through the QSPEs of which 10 remain. In each case, Ambac Financial Group sells fixed income debt obligations to the QSPEs. These transactions are true sales based upon the bankruptcy remote nature of the QSPE and the absence of any agreement or obligation for Ambac Financial Group to repurchase or redeem assets of the QSPE. The purchase by the QSPE is financed through the issuance of MTNs, which are collateralized by the purchased assets. These MTNs approximately match the cash flow of the assets purchased. Derivative contracts (interest rate and currency swaps) may be used for hedging purposes only. Derivative hedges are established at the time MTNs are issued to purchase financial assets. The activities of the QSPEs are contractually limited to purchasing assets from Ambac Financial Group, issuing MTNs to fund such purchase, executing derivative hedges and related administrative services. Ambac Assurance may

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

issue a financial guarantee insurance policy on the assets sold, the MTNs issued or both. As of December 31, 2003, Ambac Assurance had financial guarantee insurance policies issued for all assets and MTNs owned and outstanding by the QSPEs.

Ambac Assurance’s exposure under these financial guarantee insurance policies is included in the disclosure in Note 10 “Guarantees in Force” to the consolidated financial statements. Pursuant to the terms of Ambac Assurance’s insurance policy, insurance premiums are paid to Ambac Assurance by the QSPEs and are earned in a manner consistent with other insurance policies, over the risk period. Any losses incurred would be included in Ambac Assurance’s Consolidated Statements of Operations. Under the terms of an Administrative Agency Agreement, Ambac Financial Group provides certain administrative duties, primarily collecting amounts due on the obligations and making interest payments on the MTNs.

Assets sold to the QSPEs during 2003, 2002 and 2001 were $250,000, $350,000 and $793,438, respectively. No gains or losses were recognized on these sales. As of December 31, 2003, the estimated fair value of financial assets, MTN liabilities and derivative hedge liabilities were $1,719,207, $1,551,252 and $158,039, respectively. When market quotes are not available, estimated fair value is determined utilizing valuation models. These models include estimates, made by Ambac Financial Group management, which utilize current market information. The valuation results from these models could differ materially from amounts that would actually be realized in the market. Ambac Assurance received gross premiums for issuing financial guarantee policies on the assets, MTNs and derivative contracts of $5,278, $19,255 and $23,682 for the years ended December 31, 2003, 2002 and 2001, respectively. Ambac Financial Group also received fees for providing other services amounting to $461, $80 and $302 for 2003, 2002 and 2001, respectively.

In June 2003, the FASB issued an Exposure Draft for proposed Statement of Financial Accounting Standards entitled “Qualifying Special-Purposes Entities and Isolation of Transferred Assets”, an amendment of FASB Statement No. 140 (“The Exposure Draft”). The Exposure Draft is a proposal that is subject to change and as such, is not yet authoritative. The FASB expects to issue a revised Exposure Draft in the first quarter of 2004 with a final document becoming effective during the second quarter of 2004. If the proposal is enacted in its current form, it will amend and clarify FAS 140. The Exposure Draft would prohibit an entity from being a QSPE if it enters into an agreement that obligates a transferor of financial assets, its affiliates, or its agents to deliver additional cash or other assets to fulfill the SPE’s obligations to beneficial interest holders. If this Exposure Draft becomes enacted as currently proposed and if the QSPEs issue new beneficial interests after the effective date and receive assets other than those they are committed to receive under commitments to beneficial interest holders made before the effective date of the final Statement, Management believes Ambac Assurance would be required to consolidate. This conclusion is based upon the fact that Ambac Assurance and Ambac Financial Group provide financial support to these entities such as financial guarantees and liquidity commitments. Should Ambac Assurance be required to consolidate under this Exposure Draft if enacted as proposed, the financial statement impact would be to gross up Ambac Assurance’s consolidated balance sheet for the assets and liabilities held by the QSPEs that approximate $1,600,000 at December 31, 2003. Additionally, fees received by both Ambac Assurance and Ambac Financial Group from the QSPEs (primarily insurance premiums) would be eliminated in consolidation and essentially reclassified to net interest income. The risk characteristics of these transactions are not impacted by consolidation.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

ACCOUNTING STANDARDS:

In April 2003, the FASB issued SFAS Statement 149 “Amendment to Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”). This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS 133 “Accounting for Derivative Instruments and Hedging Activities”. The changes in SFAS 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, SFAS 149 (i) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative under SFAS 133, (ii) clarifies when a derivative contains a financing component, (iii) amends the definition of an underlying obligation to conform it to language used in FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, and (iv) amends certain other pronouncements. Those changes will result in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS 149 is effective for contracts entered into or modified after June 30, 2003, except in certain instances detailed in SFAS 149, and hedging relationships designated after June 30, 2003. Except as otherwise stated in SFAS 149, all provisions should be applied prospectively. SFAS 149 did not have a material impact on Ambac Assurance.

In May 2003, the FASB issued SFAS Statement 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS 150 did not have an impact on Ambac Assurance.

RECLASSIFICATIONS:

Certain reclassifications have been made to prior years’ amounts to conform to the current year’s presentation.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

3	INVESTMENTS

The amortized cost, gross unrealized gains and losses, and estimated fair value of investments in fixed income securities and short-term investments at December 31, 2003 and 2002 were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
2003
Municipal obligations	$5,248,331	$318,163	$6,391	$5,560,103
Corporate obligations	436,023	30,711	1,683	465,051
Foreign obligations	156,901	20,942	664	177,179
U.S. government obligations	83,328	819	351	83,796
Mortgage and asset-backed securities (includes U.S. government agency obligations)	1,084,227	13,048	5,113	1,092,162
Short-term	213,716	—	—	213,716

	$7,222,526	$383,683	$14,202	$7,592,007

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
2002
Municipal obligations	$4,438,041	$287,765	$3,473	$4,722,333
Corporate obligations	405,070	30,406	2,982	432,494
Foreign obligations	108,071	12,562	33	120,600
U.S. government obligations	99,178	2,765	336	101,607
Mortgage and asset-backed securities (includes U.S. government agency obligations)	815,107	30,929	8	846,028
Short-term	287,315	—	—	287,315

	$6,152,782	$364,427	$6,832	$6,510,377

The amortized cost and estimated fair value of fixed income securities and short-term investments at December 31, 2003, by contractual maturity, were as follows:

	Amortized Cost	Estimated Fair Value
2003
Due in one year or less	$296,942	$298,543
Due after one year through five years	329,642	360,573
Due after five years through ten years	946,237	1,006,388
Due after ten years	4,565,478	4,834,341

	6,138,299	6,499,845
Mortgage and asset-backed securities (includes U.S. government agency obligations)	1,084,227	1,092,162

	$7,222,526	$7,592,007

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

At December 31, 2003, the cost of approximately 94 investments in fixed income securities exceeded their fair value by $14,202. There were no individual securities with material unrealized losses as of December 31, 2003 and 2002. Of the $14,202, $13,769 represents fixed income investments that have been in a gross unrealized loss position for less than a year and of these 99% are rated investment grade; and $433 represents fixed income investments that have been in a gross unrealized loss position for a year or more and of these 57% are rated investment grade. The unrealized loss on these securities reflects the current interest rate environment.

Management has determined that the unrealized losses on Ambac Assurance’s investments in fixed income securities at December 31, 2003 are temporary in nature. Ambac Assurance conducts a review each quarter to identify and evaluate investments that have indications of possible impairment. An investment in a debt security is impaired if its fair value falls below its cost and the decline is considered other-than-temporary. Factors considered when assessing impairment include: (i) securities whose fair values have declined by 20% or more below amortized cost for a continuous period of at least six months; (ii) recent credit downgrades by rating agencies; (iii) the financial condition of the issuer; (iv) whether scheduled interest payments are past due and (v) whether Ambac Assurance has the ability and intent to hold the security for a sufficient period of time to allow for anticipated recoveries in fair value.

The following table shows gross unrealized losses and fair values of Ambac Assurance’s investments, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31, 2003:

	Less Than 12 Months		12 Months or More		Total
Temporarily Impaired Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Municipal obligations	$433,907	$5,958	$6,509	$433	$440,416	$6,391
Corporate obligations	90,940	1,683	—	—	90,940	1,683
Foreign government obligations	36,557	664	—	—	36,557	664
U.S. government obligations	50,210	351	—	—	50,210	351
Mortgage and asset-backed securities	474,324	5,113	—	—	474,324	5,113
Other	146	7	1,514	419	1,660	426

Total temporarily impaired securities	$1,086,084	$13,776	$8,023	$852	$1,094,107	$14,628

Securities carried at $6,959 and $6,240 at December 31, 2003 and 2002 respectively, were deposited by Ambac Assurance with governmental authorities or designated custodian banks as required by laws affecting insurance companies.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Net investment income of Ambac Assurance comprised the following:

	2003	2002	2001
Fixed income securities	$322,098	$297,740	$260,074
Short-term investments	2,321	2,801	9,995

Total investment income	324,419	300,541	270,069
Investment expense	(3,330)	(3,275)	(2,451)

Net investment income	$321,089	$297,266	$267,618

Net realized investment gains in 2003 were $40,190, compared to net realized investment gains of $40,918 and $2,124 in 2002 and 2001, respectively. The following table details amounts included in net realized gains:

	2003	2002	2001
Gross realized gains on securities sold	$35,962	$45,344	$8,672
Gross realized losses on securities sold	(5,148)	(6,276)	(3,388)
Foreign exchange gains (losses) on investments	9,376	1,850	(3,160)

Net realized gains	$40,190	$40,918	$2,124

4	REINSURANCE

In the ordinary course of business, Ambac Assurance cedes exposures under various reinsurance contracts primarily designed to minimize losses from large risks and to protect capital and surplus. The effect of reinsurance on premiums written and earned was as follows:

	Year Ended December 31,
	2003		2002		2001
	Written	Earned	Written	Earned	Written	Earned
Direct	$1,119,914	$698,526	$875,928	$521,177	$636,574	$414,700
Assumed	29,258	36,958	32,962	41,486	50,883	38,825
Ceded	(138,146)	(108,811)	(113,542)	(85,071)	(95,534)	(70,483)

Net premiums	$1,011,026	$626,673	$795,348	$477,592	$591,923	$383,042

The reinsurance of risk does not relieve the ceding insurer of its original liability to its policyholders. In the event that all or any of the reinsurers are unable to meet their obligations to Ambac Assurance under the existing reinsurance agreements, Ambac Assurance would be liable for such defaulted amounts. To minimize its exposure to significant losses from reinsurers, Ambac Assurance (i) monitors the financial condition of its reinsurers; (ii) has collateral provisions in certain reinsurance contracts and (iii) has certain termination triggers that can be exercised by Ambac Assurance in the event of a rating downgrade of a reinsurer. Additionally, as of December 31, 2003, Ambac Assurance held bank letters of credit and collateral amounting to approximately $141,751 from its reinsurers to cover liabilities ceded under the aforementioned reinsurance contracts. For the years ended December 31, 2003, 2002 and 2001,

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

reinsurance recoveries, which reduced loss and loss expenses incurred, amounted to $4,041, $1,334 and $0, respectively. Reinsurance recoverables on paid losses and loss expenses as of December 31, 2003 and 2002 were $495 and $242, respectively. As of December 31, 2003, prepaid reinsurance of approximately $232,229 was associated with Ambac Assurance’s four largest reinsurers. Ambac pledged cash and fixed income securities to foreign insurers of $13,584 and $11,166 at December 31, 2003 and 2002, respectively, related to business assumed from those insurers.

5	LOSSES AND LOSS EXPENSE RESERVE

As discussed in Note 2, Ambac Assurance’s liability for losses and loss expenses consists of case basis and active credit reserves. Following is a summary of the activity in the case basis credit and active credit reserve accounts and the components of the liability for loss and loss expense reserves:

	2003	2002	2001
Case basis credit loss and loss expense reserves:
Balance at January 1	$53,592	$24,384	$24,466
Less: reinsurance recoverables	4,600	1,021	1,011

Net Balance at January 1	48,992	23,363	23,455

Incurred related to:
Current year	25,361	36,365	38
Prior years	14,403	(1,480)	1,131

Total incurred	39,764	34,885	1,169

Paid related to:
Current year	9,825	5,740	—
Prior years	24,233	3,516	1,261

Total paid	34,058	9,256	1,261

Net balance at December 31	54,698	48,992	23,363
Plus reinsurance recoverables	2,535	4,600	1,021

Balance at December 31	57,233	53,592	24,384

Active credit reserve:
Balance at January 1	118,545	126,730	107,899
Net provision for losses	53,400	26,700	20,000
Transfers to case reserves	(39,764)	(34,885)	(1,169)

Balance at December 31	132,181	118,545	126,730

Total	$189,414	$172,137	$151,114

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

6	COMMITMENTS AND CONTINGENCIES

Ambac Assurance is responsible for leases on the rental of office space. The lease agreements, which expire periodically through September 2019, contain provisions for scheduled periodic rent increases and are accounted for as operating leases. An estimate of future net minimum lease payments in each of the next five years ending December 31, and the periods thereafter, is as follows:

Amount
2004	$7,353
2005	7,196
2006	7,210
2007	6,314
2008	6,556
All later years	84,150

$118,779

Rent expense for the aforementioned leases amounted to $7,434, $6,377 and $5,916 for the years ended December 31, 2003, 2002 and 2001, respectively.

7	INSURANCE REGULATORY

Ambac Assurance is subject to the insurance regulatory requirements of the States of Wisconsin and New York, and the other jurisdictions in which it is licensed to conduct business.

Ambac Assurance’s ability to pay dividends is generally restricted by law and subject to approval by the Office of the Commissioner of Insurance of the State of Wisconsin. Wisconsin insurance law restricts the payment of dividends in any 12-month period without regulatory approval to the lesser of (a) 10% of policyholders’ surplus as of the preceding December 31 and (b) the greater of (i) statutory net income for the calendar year preceding the date of dividend, minus realized capital gains for that calendar year and (ii) the aggregate of statutory net income for three calendar years preceding the date of the dividend, minus realized capital gains for those calendar years and minus dividends paid or credited within the first two of the three preceding calendar years. Based upon these restrictions, at December 31, 2003, the maximum amount that will be available during 2004 for payment of dividends by Ambac Assurance is approximately $274,000. Ambac Assurance paid cash dividends of $89,600, $78,000 and $68,000 on its common stock in 2003, 2002 and 2001, respectively.

The New York Financial Guarantee Insurance Law establishes single risk limits applicable to obligations insured by Ambac Assurance. Such limits are specific to the type of insured obligation (for example, municipal or asset-backed). The limits compare the insured net par outstanding and average annual debt service, net of reinsurance and collateral, for a single risk to the insurer’s qualified statutory capital, which is defined as the sum of the insurer’s policyholders’ surplus and contingency reserves. As of December 31, 2003 and 2002, Ambac Assurance and its subsidiaries were in compliance with these regulatory requirements.

Ambac Assurance’s statutory financial statements are prepared on the basis of accounting practices prescribed or permitted by the Wisconsin Insurance Department. Effective January 1, 2001, Wisconsin adopted the National Association of Insurance Commissioners’ statutory accounting practices (“NAIC

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

SAP”) as a component of its prescribed accounting practices. The adoption of the NAIC SAP did not have a material effect on Ambac Assurance’s statutory capital. Wisconsin’s accounting practice for changes to the contingency reserve differ from those practices of NAIC SAP. Under NAIC SAP, contributions to and releases from the contingency reserve are recorded via a direct charge or credit to surplus. Under the Wisconsin Administrative Code, contributions to and release from the contingency reserve are to be recorded through underwriting income. Ambac Assurance received permission of the Wisconsin Insurance Commissioner to record contributions to and release from the contingency reserve in accordance with NAIC SAP. Statutory surplus is the same using each of these accounting practices. Statutory net income is higher than if Ambac Assurance had reported the net contributions in accordance with the Wisconsin Administrative Code by $234,219, $169,015 and $183,269 for 2003, 2002 and 2001, respectively.

Statutory capital and surplus differs from stockholder’s equity determined under GAAP principally due to statutory accounting rules that treat loss reserves, premiums earned, policy acquisition costs, and deferred income taxes differently. The following is a reconciliation of consolidated stockholder’s equity presented on a GAAP basis for Ambac Assurance and its consolidated subsidiaries to statutory capital and surplus for Ambac Assurance:

	For the Years Ended December 31,
	2003	2002
Ambac Assurance Corporation GAAP stockholder’s equity	$4,899,185	$4,082,063
Mandatory contingency reserve	(1,786,316)	(1,508,898)
GAAP loss reserves	132,181	118,545
Unearned premium reserve	(416,200)	(376,957)
Deferred acquisition costs	(175,296)	(174,055)
Income taxes	273,166	271,570
Tax and loss bonds	231,139	191,139
Unrealized losses on investments	(362,260)	(360,469)
Other	(55,924)	(15,500)

Statutory capital and surplus	$2,739,675	$2,227,438

Statutory net income was $584,160, $486,246 and $394,559 for 2003, 2002 and 2001, respectively.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

8	INCOME TAXES

The total effect of income taxes on income and stockholder’s equity for the years ended December 31, 2003 and 2002 was as follows:

	2003	2002
Total income taxes charged to income	$244,942	$188,969

Income taxes (credited) charged to stockholder’s equity:
Unrealized gains on bonds	4,442	80,177
Exercise of stock options	(11,894)	(505)

Total (credited) charged to stockholder’s equity	(7,452)	79,672

Total effect of income taxes	$237,490	$268,641

The tax provisions in the accompanying Consolidated Statements of Operations reflect effective tax rates differing from prevailing Federal corporate income tax rates. The following is a reconciliation of these differences:

	2003	%	2002	%	2001	%
Computed expected tax at statutory rate	$320,634	35.0%	$255,282	35.0%	$209,792	35.0%
Reductions in expected tax resulting from:
Tax-exempt income	(73,652)	(8.0)	(63,065)	(8.6)	(59,644)	(10.0)
Other, net	(2,040)	(0.3)	(3,248)	(0.5)	(2,696)	(0.4)

Income tax expense	$244,942	26.7%	$188,969	25.9%	$147,452	24.6%

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets at December 31, 2003 and 2002 are presented below:

	2003	2002
Deferred tax liabilities:
Contingency reserve	$266,957	$226,957
Unrealized gains on bonds	129,249	124,801
Deferred acquisition costs	62,835	60,110
Unearned premiums and credit fees	60,217	55,500
Other	7,289	7,984

Total deferred tax liabilities	526,547	475,352

Deferred tax assets:
Tax and loss bonds	231,371	191,371
Loss reserves	46,814	40,535
Compensation	11,950	7,047
Other	3,622	4,130

Sub-total deferred tax assets	293,757	243,083
Valuation allowance	—	—

Total deferred tax assets	293,757	243,083

Net deferred tax liabilities	$232,790	$232,269

Ambac Assurance believes that no valuation allowance is necessary in connection with the deferred tax assets. It is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

9	EMPLOYEE BENEFITS

Pensions:

Ambac Financial Group has a defined benefit pension plan covering substantially all employees of Ambac. The benefits are based on years of service and the employee’s highest salary during five consecutive years of employment within the last ten years of employment. Ambac Financial Group’s funding policy is to contribute annually the maximum amount that can be deducted for Federal income tax purposes. Contributions for 2004 are estimated to be $1,800. Contributions are intended to provide not only for benefits attributed to service-to-date but also for those expected to be earned in the future.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

The table below sets forth a reconciliation of the beginning and ending projected benefit obligation, beginning and ending balances of the fair value of plan assets, and the funded status of the plan as of December 31, 2003 and 2002:

	2003	2002
Change in Projected Benefit Obligation:
Projected benefit obligation at beginning of year	$18,030	$14,360
Service cost	1,653	1,397
Interest cost	1,151	922
Actuarial loss	2,447	1,605
Benefits paid	(244)	(254)

Projected benefit obligation at end of year	$23,037	$18,030

Change in Plan Assets:
Fair value of plan assets at beginning of year	$12,521	$12,831
Actual return on plan assets	4,021	(1,556)
Ambac Financial Group contributions	5,700	1,500
Benefits paid	(244)	(254)

Fair value of plan assets at end of year	$21,998	$12,521

Funded status	$(1,039)	$(5,509)
Unrecognized loss	5,566	5,512
Unrecognized prior service cost	(118)	(249)

Prepaid asset/(pension liability)	$4,409	$(246)

Ambac Financial Group employs a total return investment approach whereby a mix of equity and bond mutual funds are used to maximize the long-term return of plan assets for a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. The plan strives to have diversification so that adverse or unexpected results from one security class will not have an unduly detrimental impact on the entire portfolio. The investment policy establishes a target allocation for each class which is rebalanced as deemed necessary. Target asset allocations are 40% large capitalization U.S. equity index mutual funds, 30% U.S. bond index mutual funds, 20% international equity mutual funds and 10% small capitalization U.S. equity mutual funds.

The fair value of total plan assets at December 31, 2003 and 2002 by asset category were as follows:

	2003	2002
Equity mutual funds	72%	66%
Bond mutual funds	28%	34%

	100%	100%

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Ambac Financial Group’s net pension costs for the years ended December 31, 2003, 2002 and 2001 included the following components:

	2003	2002	2001
Service cost	$1,653	$1,397	$1,031
Interest cost	1,151	992	853
Expected return on plan assets	(1,664)	(1,289)	(1,286)
Amortization of prior service cost	(131)	(131)	(151)
Recognized net loss (gain)	37	—	(78)

Net periodic pension cost	$1,046	$969	$369

The following assumptions were used to determine the projected benefit obligation at the measurement date (December 31, 2003) and the net periodic pension cost for the year:

	2003	2002
Projected Benefit Obligation:
Discount rate	6.0%	6.5%
Rate of compensation increase	4.5%	4.5%

	2003	2002	2001
Net Periodic Pension Cost:
Discount rate	6.5%	7.0%	7.5%
Expected long-term return on plan assets	8.75%	8.75%	9.25%
Rate of compensation increase	4.5%	4.5%	5.0%

The return on plan assets reflects the weighted-average of the expected long-term rates of return for the security classes of investments. Consideration is given for historical returns and current economic conditions.

Pension expense is allocated to each of Ambac Financial Group’s subsidiaries based on percentage of payroll. Pension expense recorded by Ambac Assurance amounted to $781, $812 and $281 in 2003, 2002 and 2001, respectively.

Postretirement Health Care and Other Benefits:

Ambac Financial Group provides certain medical and life insurance benefits for retired employees and eligible dependents. All plans are contributory. None of the plans are currently funded. Expenses are allocated to each of Ambac Financial Group’s subsidiairies based on a percentage of payroll. Ambac Assurance’s postretirement benefits expense was $127, $73 and $113 in 2003, 2002 and 2001, respectively. Ambac Financial Group’s unfunded accumulated postretirement benefit obligation was $2,008, and the related accrued postretirement liability was $2,449 as of December 31, 2003.

The assumed health care cost trend rates range from 10.0% in 2004, decreasing ratably to 6.0% in 2010. Increasing the assumed health care cost trend rate by one percentage point in each future year would increase Ambac Financial Group’s accumulated postretirement benefit obligation at December 31, 2003 by $411 and Ambac Financial Group’s 2003 benefit expense by $64. The discount rate used to measure the accumulated postretirement benefit obligation was 6.0% and 6.5% for 2003 and 2002, respectively.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Annual Incentive Program:

Ambac Financial Group has an annual incentive program (the “Program”) that makes available to all eligible employees awards that are based upon the performance of Ambac Financial Group, the performance of the employee’s department and the performance of the employee. The Program awards consist of cash for all employees and, in lieu of a predetermined percentage of cash, restricted stock units (“RSUs”) may be granted to officers at the level of Managing Director and above. RSUs granted in lieu of the first twenty-five percent of the cash award are granted at a twenty-five percent discount to the average of the high and low of Ambac Financial Group common stock on the date of grant. An eligible employee can elect to defer more than twenty-five percent of their cash award in the form of RSUs, however, the aforementioned discount does not apply. RSUs granted in lieu of the cash award vest equally over three years. The RSUs representing the twenty-five percent discount vest on the fourth anniversary of the date of grant. Prior to vesting, the RSUs cannot be sold or transferred by the participant and are subject to cancellation if the participant’s employment is terminated. Ambac Assurance’s cost of the cash component of the Program for the years ended December 31, 2003, 2002 and 2001 amounted to $30,748, $27,724 and $23,042, respectively. Ambac Assurance’s cost of the RSU awards of the Program for the years ended December 31, 2003, 2002 and 2001 were $6,167, $2,465 and $2,135, respectively.

Savings Incentive Plan:

Substantially all employees of Ambac Financial Group and its subsidiaries are covered by a defined contribution plan (the “Savings Incentive Plan”), for which contributions are determined as 6% of each eligible employee’s eligible base salary, plus a matching company contribution of 50% on contributions up to 6% of base salary made by eligible employees to the Savings Incentive Plan. The total cost of the Savings Incentive Plan to Ambac Assurance was $2,799, $2,019 and $2,188 in 2003, 2002 and 2001, respectively.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

10	GUARANTEES IN FORCE

The par amount of financial guarantees outstanding, for non-affiliates, were $475,422,000 and $423,454,000 at December 31, 2003 and 2002, respectively. The par amount of financial guarantees outstanding, for non-affiliates, net of reinsurance, were $425,854,000 and $379,211,000 at December 31, 2003 and 2002, respectively. As of December 31, 2003 and 2002, the guarantee portfolio was diversified by type of guaranteed bond as shown in the following table:

	Net Par Amount Outstanding
(Dollars in Millions)	2003	2002
Public Finance:
Lease and tax-backed revenue	$66,331	$60,118
General obligation	44,350	41,359
Utility revenue	33,598	33,289
Health care revenue	22,120	20,675
Transportation revenue	18,244	15,218
Higher education	15,778	14,138
Housing revenue	9,014	8,345
Student loans	8,905	7,629
Other	5,879	5,723

Total Public Finance	224,219	206,494

Structured Finance:
Mortgage-backed and home equity	50,819	49,262
Asset-backed and conduits	27,126	25,977
Investor-owned utilities	14,480	14,285
Pooled debt obligations (1)	11,492	9,178
Other	11,302	6,290

Total Structured Finance	115,219	104,992

International Finance:
Pooled debt obligations (1)	54,439	45,697
Asset-backed and conduits	12,503	9,232
Mortgage-backed and home equity	7,557	4,828
Investor-owned and public utilities	4,677	3,680
Transportation revenue	3,698	1,147
Sovereign/sub-sovereign	2,353	1,916
Other	1,189	1,225

Total International Finance	86,416	67,725

	$425,854	$379,211

(1)	Pooled debt obligations include $48,825 and $43,701 of structured credit derivatives at December 31, 2003 and December 31, 2002, respectively.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

As of December 31, 2003 and 2002, the International Finance guarantee portfolio is shown in the following table by location of risk:

	Net Par Amount Outstanding
(Dollars in Millions)	2003	2002
United Kingdom	$17,990	$9,289
Germany	11,617	10,556
Japan	6,058	2,393
Australia	3,620	2,486
Italy	1,633	787
France	1,442	1,001
Internationally diversified	38,243	36,454
Other international	5,813	4,759

Total International Finance	$86,416	$67,725

Internationally diversified includes pooled debt obligations. Such obligations represent pools of geographically diversified exposures which includes components of domestic exposure.

Direct financial guarantees in force (principal and interest) were $707,131,000 and $632,194,000 at December 31, 2003 and 2002, respectively. Net financial guarantees in force (after giving effect to reinsurance) were $625,564,000 and $557,422,000 as of December 31, 2003 and 2002, respectively.

In the United States, California and New York were the states with the highest aggregate net par amounts in force, accounting for 9.5% and 5.8% of the total at December 31, 2003. No other state accounted for more than five percent. The highest single insured risk represented less than 1% of aggregate net par amount insured.

11	FAIR VALUES OF FINANCIAL INSTRUMENTS

The following fair value amounts were determined by using independent market information when available, and valuation models when market quotes were not available. In cases where specific market quotes are unavailable, interpreting market data and estimating fair values require considerable judgment by management. Accordingly, the estimates presented are not necessarily indicative of the amount Ambac Assurance could realize in a current market exchange.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Investments: The fair values of fixed income investments are based primarily on quoted market prices received from a nationally recognized pricing service or dealer quotes. When quotes are not available, fair values are estimated based upon internal valuation models.

Short-term investments and cash: The fair values of short-term investments, other investments and cash are assumed to approximate amortized cost.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Other investments: The fair value of other investments, primarily mutual funds, are based on quoted market prices received from a nationally recognized pricing service.

Securities purchased under agreements to resell: The fair value of securities purchased under agreements to resell is assumed to approximate carrying value.

Investment income due and accrued: The fair value of investment income due and accrued is assumed to approximate carrying value.

Derivative contracts held for trading purposes: The fair values of interest rate swaps, currency swaps, total return swaps and structured credit derivative transactions, as discussed in Note 2, are determined by broker quotes or valuation models when broker quotes are not available.

Obligations under payment agreements: The fair value of payment agreements is assumed to approximate carrying value.

Notes payable to affiliate: The fair values of the notes payable is assumed to equal carrying value.

FIN 46 variable interest entities: The fair values of assets and liabilities of variable interest entities consolidated under FIN 46 are assumed to approximate carrying value.

Liability for net financial guarantees written: The fair value of the liability for those financial guarantees written is based on the estimated cost to reinsure those exposures at current market rates, which amount consists of the current unearned premium reserve, less an estimated ceding commission thereon.

Other financial guarantee insurance policies have been written on an installment basis, where the future premiums to be received by Ambac Assurance are determined based on the outstanding exposure at the time the premiums are due. The fair value of Ambac Assurance’s liability under its installment premium policies is measured using the present value of estimated future installment premiums, less an estimated ceding commission. The estimate of the amounts and timing of the future installment premiums is based on contractual premium rates, debt service schedules and expected run-off scenarios. This measure is used as an estimate of the cost to reinsure Ambac Assurance’s liability under these policies.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

The carrying amount and estimated fair value of financial instruments are presented below:

	As of December 31,
	2003		2002
(Dollars in Millions)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Fixed income securities	$7,378	$7,378	$6,223	$6,223
Short-term investments	214	214	287	287
Other investments	3	3	1	1
Cash	18	18	16	16
Securities purchased under agreements to resell	139	139	58	58
Investment income due and accrued	99	99	81	81
Derivative product assets:
Trading purposes	1,146	1,146	1,010	1,010
FIN 46 variable interest entities	189	189	—	—
Financial liabilities:
Obligations under payments agreements	250	250	250	250
Note payable to affiliate	84	84	111	111
Derivative product liabilities:
Trading purposes	1,088	1,088	954	954
FIN 46 variable interest entities	189	189	—	—
Liability for financial guarantees written:
Gross	2,553	1,787	2,137	1,496
Net of reinsurance	2,228	1,560	1,841	1,289
Gross installment premiums	—	1,311	—	1,110
Net installment premiums	—	1,089	—	940

12	LONG-TERM DEBT AND LINES OF CREDIT

At December 31, 2003, Ambac Private Holdings had an unsecured note payable to an affiliate, Ambac Investments, Inc. with a carrying value of $12,500 and a maturity date of October 30, 2006. This note pays interest quarterly at 0.2% below three month LIBOR, currently at 0.97%.

Ambac Financial Group and Ambac Assurance have a revolving credit facility with eight major international banks for $300,000, which expires in July 2004 and provides a two-year term loan provision. The facility is available for general corporate purposes, including the payment of claims. As of December 31,

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

2003 and 2002, no amounts were outstanding under this credit facility. This facility’s financial covenants require that Ambac Financial Group: (i) maintain as of the end of each fiscal quarter a debt to capital ratio of not more than 30% and (ii) maintain at all times total stockholders’ equity equal to or greater than $2.0 billion. At December 31, 2003, Ambac Financial Group met all of these requirements.

Ambac Assurance has a series of perpetual put options on its own preferred stock. The counterparty to these put options are trusts established by a major investment bank. The trusts were created as a vehicle for providing capital support to Ambac Assurance by allowing Ambac Assurance to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put option. If the put option were exercised, the preferred stock holdings of Ambac Assurance would give investors the rights of an equity investor in Ambac Assurance. Such rights are subordinate to insurance claims, as well as to the general unsecured creditors of Ambac Assurance. If exercised, Ambac Assurance would receive up to $800,000 in return for the issuance of its own perpetual preferred stock, the proceeds of which may be used for any purpose including the payment of claims. Dividend payments on the preferred stock are cumulative only if Ambac Assurance pays dividends on its common stock. Each trust is restricted to holding high quality short-term commercial paper investments to ensure that it can meet its obligations under the put option. To fund these investments, each trust has issued its own auction market perpetual preferred stock. Ambac Assurance pays a put option fee. Each trust is rated AA/Aa2 by Standard & Poor’s and Moody’s respectively.

13	RELATED PARTY TRANSACTIONS

During 2003 and 2002, Ambac Assurance guaranteed the timely payment of principal and interest on obligations under investment agreements and investment repurchase agreements issued by its affiliates. As of December 31, 2003 and 2002, the principal amount of investment agreements and investment repurchase agreements insured was $6,052,211 and $6,266,847, respectively, including accrued interest. The guarantees are collateralized by investment securities, accrued interest receivable, securities purchased under agreements to resell, cash and cash equivalents and other financial assets, which as of December 31, 2003 and 2002, had a fair value of $6,242,421 and $6,461,770, respectively, in the aggregate. During 2003 and 2002, Ambac Assurance recorded gross premiums written of $5,468 and $4,858, and net premiums earned of $6,356 and $6,058, respectively, related to these agreements.

During 2003 and 2002, several interest rate swap transactions were executed between Ambac Financial Services and its affiliates (other than Ambac Assurance). As of December 31, 2003 and 2002, these contracts had an outstanding notional amount of approximately $1,296,000 and $1,013,000, respectively. As of December 31, 2003 and 2002, Ambac Financial Services recorded liabilities of $141,948 and $117,626, respectively, related to these transactions.

In 2003, Ambac Assurance received capital contributions totaling $210,384 from Ambac Financial Group, Inc. Ambac Assurance did not receive any capital contributions during 2002.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

14	SEGMENT INFORMATION

Ambac Assurance has two reportable segments, as follows: (1) financial guarantee, which provides financial guarantees (including structured credit derivatives) for public finance and structured finance obligations; and (2) financial services, which provides payment agreements, interest rate and total return swaps.

Ambac Assurance’s reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different marketing strategies, personnel skill sets and technology.

The accounting policies of the segments are described in Note 2 “Significant Accounting Policies”. Pursuant to insurance and indemnity agreements between Ambac Financial Services and Ambac Assurance, Ambac Financial Services’ payment obligations under its swap agreements are guaranteed by Ambac Assurance. Additionally, the payment obligations of Ambac Financial Services’ counterparties, under their swap agreements with Ambac Financial Services, are guaranteed by Ambac Assurance pursuant to insurance and indemnity agreements. Intersegment revenues include the premiums earned under those agreements. Such premiums are determined as if they were premiums to third parties, that is, at current market prices. In 2003, Financial Guarantee intersegment revenues include dividends of $9,767 from the Financial Services segment.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

The following table is a summary of the financial information by reportable segment as of and for the years ended December 31, 2003, 2002 and 2001:

	Financial Guarantee	Financial Services	Intersegment Eliminations	Total Consolidated
2003:
Revenues:
External customers	$1,039,835	$32,860	$—	$1,072,695
Intersegment	11,855	—	(11,855)	—

Total revenues	$1,051,690	$32,860	$(11,855)	$1,072,695

Income before income taxes:
External customers	$893,446	$22,651	$—	$916,097
Intersegment	11,855	(2,088)	(9,767)	—

Total income before income taxes	$905,301	$20,563	$(9,767)	$916,097

Identifiable assets	$8,234,065	$1,499,171	$—	$9,733,236

2002:
Revenues:
External customers	$821,670	$18,502	$—	$840,172
Intersegment	1,329	—	(1,329)	—

Total revenues	$822,999	$18,502	$(1,329)	$840,172

Income before income taxes:
External customers	$716,131	$13,246	$—	$729,377
Intersegment	1,329	(1,329)	—	—

Total income before income taxes	$717,460	$11,917	$—	$729,377

Identifiable assets	$7,035,850	$1,159,530	$—	$8,195,380

2001:
Revenues:
External customers	$675,512	$22,421	$—	$697,933
Intersegment	697	—	(697)	—

Total revenues	$676,209	$22,421	$(697)	$697,933

Income before income taxes:
External customers	$581,088	$18,317	$—	$599,405
Intersegment	697	(697)	—	—

Total income before income taxes	$581,785	$17,620	$—	$599,405

Identifiable assets	$5,960,900	$277,335	$—	$6,238,235

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

The following table summarizes gross premiums written and net premiums earned and other credit enhancement fees included in the financial guarantee segment, by location of risk for the years ended December 31, 2003, 2002 and 2001.

	2003	2002	2001
Gross premiums written:
United States	$917,946	$770,883	$539,886
United Kingdom	107,100	39,248	40,650
Japan	25,783	22,033	12,204
Mexico	16,395	16,513	16,285
Italy	12,842	860	—
Australia	4,761	9,379	7,308
Germany	1,925	1,207	483
Internationally diversified	29,751	16,841	30,615
Other international	32,669	31,926	40,026

Total:	$1,149,172	$908,890	$687,457

Net premiums earned and other credit enhancement fees:
United States	$503,355	$387,714	$322,788
United Kingdom	35,778	20,040	11,043
Japan	25,965	17,941	8,939
Mexico	7,620	7,720	7,540
Italy	6,487	777	614
Germany	6,261	4,808	2,092
Australia	5,493	4,945	3,761
Internationally diversified	58,297	40,926	33,706
Other international	24,350	21,496	14,220

Total:	$673,606	$506,367	$404,703

Internationally diversified includes components of domestic exposure.